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Exhibit 99(a)(5)(iii)

        NEWS RELEASE

WORLDPORT COMMUNICATIONS, INC. TO COMMENCE CASH TENDER OFFER
FOR ALL OF ITS OUTSTANDING SHARES

        CHICAGO, Illinois, March 7, 2003—WorldPort Communications, Inc. today announced that it is commencing a cash tender offer for all of its outstanding common stock (OTC: WRDP) at an offer price of $0.50 per share. The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, April 4, 2003. The tender offer is not conditioned upon any minimum number of shares being offered. However, the tender offer is subject to certain other conditions set forth in the Offer to Purchase dated March 7, 2003 and the related Letter of Transmittal which together constitute the Offer.

        The Board of Directors of WorldPort has approved the tender offer but makes no recommendation to stockholders as to whether to tender or refrain from tendering their shares. Stockholders must make their own decision as to whether to tender their shares and are advised to discuss their decision with their brokers or other financial and tax advisors.

NOTICE FOR WORLDPORT STOCKHOLDERS AND INTERESTED PARTIES

        The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal and other related materials which are being filed with the Securities and Exchange Commission and distributed to WorldPort stockholders. WorldPort stockholders and other interested parties are urged to read the tender offer documents because they will contain important information. Investors will be able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Georgeson Shareholder Services, the Information Agent for the transaction, at (212) 440-9800 (for banks and brokers) for all others call toll free at (866) 328-5441.

        THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WORLDPORT COMMUNICATIONS, INC. WORLDPORT COMMUNICATIONS, INC. WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

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  Exhibit 99(a)(5)(iii)